As filed with the Securities and Exchange Commission on June 26, 2025

Investment Company Act File No. 811-22575

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)

☑ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☑ Amendment No. 31

J.P. Morgan Access Multi-Strategy Fund II

(Exact name of Registrant as specified in Charter)

383 Madison Avenue

New York, NY 10179

(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code: (800) 480-4111

Abby L. Ingber, Esq.

J.P. Morgan Private Investments Inc.

4 New York Plaza

New York, NY 10004

(Name and address of agent for service)

COPY TO:

Stephen Cohen, Esq.

Dechert LLP

1900 K Street, NW

Washington, D.C. 20006-1110

This Amendment No. 31 to the Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940 (the “1940 Act”), as amended. Shares of Registrant are not being registered under the Securities Act of 1933 (the “1933 Act”) and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of, and/or Regulation D under, the 1933 Act. Investments in Registrant may only be made by individuals or entities meeting the definition of an “accredited investor” in Regulation D under the 1933 Act and an “Eligible Investor” as described in this Registration Statement. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Registrant.

EXPLANATORY NOTE

This Amendment No. 31 (the “Amendment”) to the Registration Statement on Form N-2 is being filed under the 1940 Act to amend and supplement Amendment No. 30 to the Registrant’s Registration Statement on Form N-2 filed on July 26, 2024 under the 1940 Act (Accession No. 0001193125-24-186193) (“Amendment No.  30”).

Part A and B as filed in Amendment No.  30 are incorporated herein by reference.

The Annual financial statements of the Registrant for the fiscal period ended March 31, 2025 (as filed on June 6, 2025 (Accession No. 0001193125-25-136702) contained in the Annual Report is incorporated herein by reference.

STRICTLY CONFIDENTIAL	Name: Number:

Supplement dated June 26, 2025

to the Confidential Private Placement Memorandum

dated July 26, 2024

J.P. Morgan Access Multi-Strategy Fund II

Capitalized terms and certain other terms used in this Supplement, unless otherwise defined in this Supplement, have the meanings assigned to them in the Fund’s Private Placement Memorandum.

NOTICE OF LIQUIDATION OF J.P. MORGAN ACCESS MULTI-STRATEGY FUND II On June 18, 2025, the Board of Trustees (the “Board”) of J.P. Morgan Access Multi-Strategy Fund II (the “Fund”), upon the recommendation of the Fund’s investment manager J.P. Morgan Private Investments Inc. (“JPMPI”), and upon careful consideration, approved a proposal to liquidate the Fund pursuant to the terms of a plan of liquidation (the “Plan of Liquidation”). Pursuant to the Plan of Liquidation, substantially all of the assets of the Fund will be liquidated, known liabilities of the Fund will be satisfied, and the remaining proceeds will be distributed to the Fund’s shareholders. The Fund currently anticipates paying liquidating distributions in more than one installment, with an initial liquidating distribution being paid during the fourth calendar quarter of 2025 and the final liquidating distribution being paid during the third calendar quarter of 2027, although market, economic or other factors, including the timing of the Fund’s receipt of proceeds of redemptions from Investment Funds, could result in the Fund’s liquidating distributions being paid earlier or later than anticipated.

Effective as of the date of this supplement, JPMPI will engage in business and activities for the purposes of winding down the Fund’s business affairs and transitioning its portfolio to cash and cash equivalents in preparation for the orderly liquidation and subsequent liquidating distributions. In preparing for the liquidation and the process of transitioning its portfolio, the Fund will no longer be pursuing its investment objective or be managed consistent with its investment strategies as stated in the Private Placement Memorandum. This is likely to impact performance. Pending the Fund’s final distribution, the Fund may remain invested in certain Investment Funds, which means that certain of the Fund’s assets will still be exposed to the risks of the Fund’s investment program. See “Risk Factors,” “Types of Investments and Related Risks – Investment Related Risks – Restricted and Illiquid Investments” and “Types of Investments and Related Risks – Risks of Fund of Hedge Funds Structure” in the Private Placement Memorandum for a general discussion of the risks to which shareholders may be subject in connection with the liquidation of the underlying Investment Funds.

The Fund is closed to any subscriptions and will not make any further tender offers to repurchase Interests. Shareholders will not be required to submit any written tender documentation in order to receive distributions in connection with the liquidation. Any tenders previously submitted by shareholders in connection with the tender offer that commenced on March 28, 2025 will be processed in accordance with the terms of that offer.

Repurchase fees for shareholders who have held Interests in the Fund for less than one-year will be waived.

Effective as of the date of this supplement, the Automatic Dividend Reinvestment Plan (the “DRIP”) of the Fund has been suspended. As a result of the suspension of the DRIP, no dividends or distributions will be reinvested in additional shares after the date of this Supplement.

Effective July 1, 2025, JPMPI has contractually agreed to waive its management fee of 1.00% and to waive fees and/or reimburse the Fund so that the total operating expenses of the Fund (excluding certain expenses) will not exceed 1.00% through the entire duration of the liquidation (down from 2.00%). JPMPI will also continue to waive fees and/or reimburse expenses in an amount sufficient to offset the respective net fees collected from the affiliated money market funds on the Fund’s investment in such money market funds.

Upon the distribution of all of the Fund’s assets, the Fund intends as soon as practicable to deregister under the Investment Company Act of 1940, as amended, and dissolve under Delaware law.

You may be subject to federal, state, local or foreign taxes on the liquidating distributions you receive. You should consult your tax adviser for information regarding all tax consequences applicable to your investment in the Fund.

CHANGES TO APPENDIX A – ADDITIONAL DISCLOSURE

Effective immediately, the table that currently appears in “Appendix A – Additional Disclosure” under the heading “Officers” is hereby deleted in its entirety and replaced with the following:

Name (Year of Birth), Positions to be Held with the Funds	Principal Occupations During Past 5 Years
Gregory R. McNeil (1975), President and Principal Executive Officer	Managing Director, J.P. Morgan Private Investments Inc. and J.P. Morgan Securities LLC (2024-present); Director, Six Circles Multi-Strategy Sub-Fund I Ltd. (2024-present); Director, Six Circles Multi-Strategy Sub-Fund II Ltd. (2024-present); Director, Six Circles Credit Opportunities Fund (Cayman) Ltd. (2023-present); Executive Director, J.P. Morgan Private Investments Inc. and J.P. Morgan Securities LLC (2018-2024); Vice President, AQR Capital Management, LLC; Treasurer, AQR Funds (2015-2018); Assistant Treasurer, Franklin Templeton Investments (2010-2015).

Abby L. Ingber (1962), Chief Legal Officer and Secretary	Managing Director and Associate General Counsel, JPMorgan Chase Bank, N.A. (2023-present); Director, Six Circles Credit Opportunities Fund (Cayman) Ltd. (2023-present); Executive Director and Assistant General Counsel, JPMorgan Chase Bank, N.A. (2017-2023); Deputy General Counsel, Schroder Investment Management North America Inc. and Chief Legal Officer and Secretary, Schroder Funds (2006-2017).

Michael Choi (1971), Chief Compliance Officer	Chief Compliance Officer, J.P. Morgan Private Investments Inc. (2016-present); Managing Director, JPMorgan Chase Bank, N.A. (2018-present); Executive Director; Assistant General Counsel, JPMorgan Chase Bank, N.A. (2008-2016).

Tricia Larkin (1979) Principal Financial Officer and Treasurer	Executive Director, J.P. Morgan Private Investments Inc. and J.P. Morgan Securities LLC (2025-present); Senior Vice President, Ariel Investments, LLC (2023-2025); Senior Vice President, Fund Administration, First Eagle Investment Management, LLC (2019-2023).

Francisco Camacho (1979), Assistant Treasurer	Vice President, J.P. Morgan Securities LLC (2021-present); Vice President, Neuberger Berman Group LLC (2013-2020).

Angela R. Burke (1982), Assistant Secretary	Vice President and Assistant General Counsel, JPMorgan Chase Bank, N.A. (2022-present); Assistant Secretary, J.P. Morgan Private Investments Inc. (2022-present); Sr. Attorney, Aviva Investors Americas LLC (2021-2022); Sr. Vice President, The Northern Trust Company; Assistant Secretary of Northern Funds and Northern Institutional Funds (2018-2021).

INVESTORS SHOULD RETAIN THIS SUPPLEMENT WITH THE

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM FOR FUTURE REFERENCE

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PART C – OTHER INFORMATION

ITEM 25. FINANCIAL STATEMENTS AND EXHIBITS

(1) Financial Statements. The audited financial statements of the Fund for the fiscal year ended March 31, 2025 are incorporated by reference, as stated in the Confidential Private Placement Memorandum.

(2) Exhibits:

(2)(a)(1) Certificate of Trust incorporated by reference to Exhibit (2)(a)(1) to the Registrant’s Registration Statement on Form N-2 Filed on June 29, 2011 .

(2)(a)(2) Agreement and Declaration of Trust incorporated by reference to Exhibit (2)(a)(2) to the Registrant’s Registration Statement on Form N-2 Filed on June 29, 2011.

(2)(b) Bylaws incorporated by reference to Exhibit (2)(b) to the Registrant’s Registration Statement on Form N-2 Filed on June 29, 2011.

(2)(c) Not Applicable.

(2)(d) Not Applicable.

(2)(e) The Fund’s dividend reinvestment plan is included in its Registration Statement under the section “Distribution Policy — Automatic Dividend Reinvestment Plan”.

(2)(f) Not Applicable.

(2)(g)(1) Investment Management Agreement with J.P. Morgan Private Investments Inc. dated as of October 1, 2021 incorporated by reference to an Exhibit (2)(g)(3) to Post-Effective Amendment No. 26 to the Registration Statement on Form N-2, filed on October 1, 2021.

(2)(h) Not Applicable.

(2)(i) Not Applicable.

(2)(j)(1) Custodian Services Agreement incorporated by reference to an Exhibit (2)(j)(1) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed on August 25, 2011.

(2)(k)(1)(i) Administration Agreement incorporated by reference to an Exhibit (2)(k)(1)(i) to Post-Effective Amendment No. 26 to the Registration Statement on Form N-2, filed on October 1, 2021.

(2)(k)(1)(ii) Sub-Administration Agreement incorporated by reference to an Exhibit (2)(k)(1)(ii) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed on August 25, 2011.

(2)(k)(1)(iii) Assignment and Assumption Agreement and Amendment to Sub-Administration Agreement incorporated by reference to an Exhibit (2)(k)(1)(iii) to Post-Effective Amendment No. 26 to the Registration Statement on Form N-2, filed on October  1, 2021.

(2)(k)(2) Escrow Agreement Included as part of the Accounting and Investor Services Agreement incorporated by reference to an Exhibit (2)(k)(4) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed on August 25, 2011.

(2)(k)(3) Expense Limitation and Reimbursement Agreement dated August 1, 2023 incorporated by reference to an Exhibit (2)(k)(3) to Post-Effective Amendment No. 29 to the Registration Statement on Form N-2, filed on July 28, 2023.

(2)(k)(4) Accounting and Investor Services Agreement incorporated by reference to an Exhibit (2)(k)(4) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2, filed on August 25, 2011.

(2)(k)(5) Placement Agency Agreement with J.P. Morgan Securities LLC incorporated by reference to an Exhibit (2)(k)(5) to Post-Effective Amendment No. 6 to the Registration Statement on Form N-2, filed on September 12, 2012.

(2)(l) Not Applicable.

(2)(m) Not Applicable.

(2)(n) Not Applicable.

(2)(o) Not Applicable.

(2)(p) Not Applicable.

(2)(q) Not Applicable.

(2)(r)(1) Code of Ethics of the Fund incorporated by reference to an Exhibit (2)(r)(1) to Post-Effective Amendment No. 27 to the Registration Statement on Form N-2, filed on July 29, 2022.

(2)(r)(2) Code of Ethics of the Investment Manager incorporated by reference to an Exhibit (2)(r)(2) to Post-Effective Amendment No. 27 to the Registration Statement on Form N-2, filed on July 29, 2022.

ITEM 26. MARKETING ARRANGEMENTS

Not Applicable.

ITEM 27. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Not Applicable.

ITEM 28. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

After completion of the private offering of Shares, Registrant expects that no person will be directly or indirectly under common control with Registrant, except that the Registrant may be deemed to be controlled by J.P. Morgan Private Investments Inc., the investment manager to the Registrant (the “Investment Manager”). The Investment Manager was formed under the laws of the State of Delaware on November 25, 1991. Additional information regarding the Adviser is set out in its Form ADV, as filed with the Securities and Exchange Commission (SEC File No. 801-41088).

ITEM 29. NUMBER OF HOLDERS OF SECURITIES

Title of Class: Shares of Beneficial Ownership.

Number of Record Holders as of April 30, 2025: 124.

ITEM 30. INDEMNIFICATION

Reference is made to Article 5.2 of Registrant’s Agreement and Declaration of Trust filed as Exhibit 2(a)(2) to this Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Investment Adviser, officers and controlling persons of Registrant pursuant to the foregoing provisions or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by the Investment Adviser, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by the Investment Adviser, officer or controlling person, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Registrant hereby undertakes that it will apply the indemnification provisions of the Agreement and Declaration of Trust in a manner consistent with Investment Company Act Release No. 11330 (Sept. 4, 1980) issued by the Securities and Exchange Commission, so long as the interpretation of Sections 17(h) and 17(i) of the 1940 Act contained in that release remains in effect. Registrant, in conjunction with the Adviser and Registrant’s Board of Trustees, maintains insurance on behalf of any person who is or was an Independent Trustee, officer, employee, or agent of Registrant, against certain liability asserted against him or her and incurred by him or her or arising out of his or her position. In no event, however, will Registrant pay that portion of the premium, if any, for insurance to indemnify any such person or any act for which Registrant itself is not permitted to indemnify.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT MANAGER

A description of any other business, profession, vocation, or employment of a substantial nature in which the Investment Manager, and each managing director, executive officer or partner of the Investment Manager, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of director, officer, employee, partner or trustee, is set out in Registrant’s Confidential Private Placement Memorandum in the section entitled “The Investment Manager.”

ITEM 32. LOCATION OF ACCOUNTS AND RECORDS

The Administrator maintains certain required accounting related and financial books and records of Registrant at 301 Bellevue Parkway, Wilmington, Delaware 19809.

ITEM 33. MANAGEMENT SERVICES

Not Applicable.

ITEM 34. UNDERTAKINGS

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 26th of June 2025.

J.P. MORGAN ACCESS MULTI-STRATEGY FUND II

By:	/s/ Gregory McNeil
Name: Gregory McNeil

Title: President and Principal Executive Officer